EXHIBIT 23.2

                          CONSENT OF ERNST & YOUNG LLP

We consent to the reference to our firm in the Prospectus Summary under the caption "The Offering -- Summary Financial Data" and under the captions "Selected Financial Data" and "Experts" in the Registration Statement (Form S-3) and related Prospectus of Rochester Medical Corporation for the registration of 140,000 shares of its common stock, and to the incorporation by reference therein of our report dated October 28, 1995, with respect to the financial statements of Rochester Medical Corporation included in its Annual Report (Form 10-KSB) for the year ended September 30, 1995, filed with the Securities and Exchange Commission.


                                              Ernst & Young LLP

Minneapolis, Minnesota
June 26, 1996